Redefining digital mentorship, P.A.U.L. is designed to offer tailored AI-driven guidance across finance, career, education, and health, ensuring holistic, data-secure, and individualized solutions for every user.

UNIFIED SOFTWARE SOLUTIONS Streamlining Productivity

Invest

$99 minimum investment

DEADLINE: April 5, 2024

in 2 months

SHARE PRICE

$1

TOTAL RAISED

$0

VALUATION

$9,100,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Dive into the modern age with P.A.U.L., a revolution by Unified Software Solutions. Born from the need for personalized mentorship in our dynamic world, P.A.U.L. is planned to merge AI prowess with real-world needs. Our origin is rooted in ensuring every individual receives bespoke guidance, integrating financial aspirations, career goals, educational pursuits, and health dynamics into one seamless mentorship experience.

> "At Unified Software Solutions, we are pioneering the convergence of vital life domains – Career, Education, Finance, and Healthcare – into a singular AI-driven platform."
>
> - Timothy Riffe, CEO

PROBLEM

In today's digital age, individuals grapple with interdependent life decisions—finance impacts career choices; health affects financial planning; education shapes career trajectories. Traditional mentorship and guidance tools operate in silos, often missing the bigger picture, leaving users feeling lost and unsupported.

SOLUTION

We believe P.A.U.L. is the remedy: an AI-mentorship ecosystem that is designed to understand the intricate web of life's decisions. Whether you're planning your next career move, seeking health advice, or navigating financial waters, P.A.U.L.'s interconnected roadmaps may ensure you're not alone. Our cutting-edge AI, with its data-secure personalization, aims to provide users with comprehensive guidance, making life's challenges navigable and decisions informed.

With P.A.U.L., individuals may no longer have to face life's multifaceted decisions isolated. They have a comprehensive, data-driven, and ever-evolving guide by their side.

P.A.U.L. IS CURRENTLY BEING DEVELOPED.

KEY FEATURES INCLUDE:

HOLISTIC AI MENTORSHIP:

- Acts as a life mentor and guide, available 24/7, tailored to individual needs.
- Uses deep learning algorithms to comprehend the vast array of life's variables, from personal preferences to external influencing factors.

CAREER GUIDANCE:

- Provides insights on job market trends, potential growth areas, and job compatibility.
- Suggests relevant courses, certifications, or skills to acquire based on the user's current profile and future ambitions.
- Offers networking suggestions by identifying industry leaders and potential mentors in the desired career field.

HEALTH CONSULTATION:

- Gives general wellness advice based on user's daily routines, dietary preferences, and existing medical conditions.
- Suggests fitness regimes, dietary plans, and relaxation techniques tailored to the user's physical and mental state.
- Provides reminders for medical check-ups, medication, and self-care activities.

FINANCIAL PLANNING:

- Analyzes current financial status, future goals, and suggests viable financial roadmaps.
- Gives insights into investment opportunities, savings plans, and debt management strategies.
- Offers tips on budgeting, expense tracking, and identifying potential financial risks.

INTERCONNECTED ROADMAPS:

- P.A.U.L. ensures that decisions in one area (e.g., career) align and synergize with those in other areas (e.g., finances and health).
- Dynamic roadmaps adjust in real-time based on decisions made or changes in circumstances.

DATA-SECURE PERSONALIZATION:

- Uses encrypted data storage and advanced privacy protocols to ensure user information is always safe.
- Ensures that personalization does not come at the expense of user security.

DECISION SUPPORT SYSTEM:

- Provides pros and cons for major decisions, backed by data and predictive analytics.
- Acts as a sounding board, ensuring users have all angles considered before making a choice.

CONTINUOUS LEARNING:

- P.A.U.L.'s algorithms evolve with every interaction, ensuring that the guidance provided remains relevant and up-to-date with the latest data and trends.

DEAL HIGHLIGHTS

Unified Software Solutions Presents: P.A.U.L.

Core Offering Highlights:

Innovative AI Solution

P.A.U.L. stands as a revolutionary AI-mentorship ecosystem, designed to understand and guide users through the intricate decisions of life.

Integrates holistic mentorship spanning career, health, finance, and more, with a promise of dynamic, data-secure personalization.

High Market Potential

As life becomes increasingly complex, there's a burgeoning demand for tools that help individuals navigate challenges. P.A.U.L. aims to address this unmet need.

Potential to penetrate various sectors, from professional growth platforms to healthcare apps, financial planning tools, and more.

Dedicated Use of Funds

The raised capital is planned to be strategically invested in hiring top-tier developers and AI specialists.

Ensures accelerated product development, allowing us to potentially launch by mid-2024.

Valuable Pre-launch Phase

Current pre-launch phase provides a golden opportunity for investors to enter at an early stage.

By investing now, you're supporting a groundbreaking solution poised to reshape how individuals approach life's decisions.

Strong Business Model

Once live, P.A.U.L. is planned to employ a multi-faceted revenue model, including potential subscription tiers, B2B partnerships, and value-added premium services.

Backed by robust monetization strategies potentially ensuring long-term financial viability and growth.

Data Privacy & Security

We prioritize our users' data security. Advanced encryption and stringent data protocols ensure the utmost safety and trustworthiness of our platform.

Visionary Team

Led by a passionate team with deep expertise in AI, software solutions, and market trends.

Committed to achieving P.A.U.L.'s vision and ensuring investor value appreciation.

Join us in transforming the landscape of AI mentorship and life guidance. Together, we can empower individuals worldwide, ensuring they're always equipped to make the best decisions in their life journey. Invest in P.A.U.L. today!

BUSINESS MODEL

We plan to generate revenue in the following ways: B2B data insights, Affiliate Programs, Collaboration with educational institutions, Ad Revenue, Premium Features, as well as payment processing for integrations.

> **"The global artificial intelligence market has value of nearly 100 billion U.S. dollars is expected to grow twentyfold by 2030, up to nearly two trillion U.S. dollars."**
>
> ---
> *Statista*

TEAM



Timothy Riffe
CEO

Timothy Riffe proudly served 8 years in the United States Marine Corps, participating in the Battle of Fallujah and leading teams both in combat and as a chief instructor for the 3rd Mar Regiment. Transitioning to the finance sector, Timothy acquired expertise at leading institutions like Morgan Stanley, Merrill Lynch, and JP Morgan before establishing a consulting firm catering to diverse industries including energy and healthcare. Over a decade, he honed skills in data science and became proficient in technologies such as Python, JavaScript, React, and AI-driven tools. Three years ago, he founded Unified Software Solutions, dedicating two years to research the development of the AI mentor platform, P.A.U.L. Today, Timothy combines his leadership, financial acumen, and technological prowess to innovate and shape the future of AI-driven solutions.



Kenneth S. Stowell
CFO

An accomplished professional with an illustrious career spanning over two decades in the realms of accounting and taxation, encompassing both governmental and civilian sectors. This seasoned individual boasts a distinguished background as a Navy and Marine Corps veteran. Holding degrees in Accounting, both at the Bachelor's and Master's levels, conferred by Saint Leo University, this professional has acquired a comprehensive understanding of the financial landscape.

"In our journey with Unified Software Solutions, we've always believed in a future where AI serves as more than an assistant – it acts as a mentor, guiding each of us towards our dreams.

With P.A.U.L., we're not merely introducing a state-of-the-art AI Mentor; we're championing a vision where everyone, even those historically left behind, can have accessible and tailor-made roadmaps to their aspirations.

Join us in this transformative venture, and let's together democratize the future of mentorship and planning for all."

- Timothy Riffe, CEO


A

USE OF PROCEEDS

If the offering's maximum amount of $108,000 is raised:

Use	Value	% of Proceeds
AI Model Development	$20,208	18.7%
Infrastructure and Technology	$25,000	23.1%
Marketing and User Acquisition	$5,000	4.6%
Ecosystem and Partnerships	$2,500	2.3%
Operational and Administrative	$15,000	13.9%
Team Expansion and Human Resources	$20,000	18.5%
Research and Innovation	$10,000	9.3%
Contingency and Emergency Reserve	$5,000	4.6%
Intermediary fees	$5,292	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Unified Software Solutions Inc. . This offering must raise at least $10,000 by April 5, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. may issue additional securities to raise up to $108,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,208,000 shares
× $1 per share

$9,208,000 implied valuation

FINANCIALS

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Jan 31, 2024 • Primary offering of 108,000 shares at $1

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